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Exhibit 12
STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - REAL ESTATE TRUST ONLY

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                                                                       For the Twelve Months Ended September 30

(Dollars in thousands)                                      2002           2001          2000           1999          1998
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
FIXED CHARGES:
Interest and debt expense                                    $ 51,061       $ 51,203      $ 47,149       $ 40,546      $ 43,025
Ground rent                                                        --             --            --             --            69
                                                        ------------------------------------------------------------------------
    Total fixed charges for ratio                            $ 51,061       $ 51,203      $ 47,149       $ 40,546      $ 43,094
                                                        ========================================================================

EARNINGS:
Operating income (loss)                                      $(19,548)      $   (667)     $ (4,341)      $(10,687)     $(18,733)
Equity in earnings of unconsolidated entities                  (9,057)        (7,402)       (7,291)        (4,964)       (1,642)
Distributions from unconsolidated entities                     11,496         10,814        10,297          9,513         8,581
Capitalized interest                                             (287)          (569)       (1,175)          (961)         (208)
                                                        ------------------------------------------------------------------------
                                                              (17,396)         2,176        (2,510)        (7,099)      (12,002)
Total fixed charges for ratio                                  51,061         51,203        47,149         40,546        43,094
                                                        ------------------------------------------------------------------------
    Total earnings for ratio                                 $ 33,665       $ 53,379      $ 44,639       $ 33,447      $ 31,092
                                                        ========================================================================


RATIO OF EARNINGS TO FIXED CHARGES                        Less than 1            1.0x  Less than 1    Less than 1   Less than 1
                                                        ========================================================================


Excess (deficiency) of available earnings
      to fixed charges                                       $(17,396)      $  2,176      $ (2,510)      $ (7,099)     $(12,002)
                                                        ========================================================================
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